UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2011

Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33767	27-1310817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 John Deere Road Toano, Virginia		23168
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2011, Jeffrey W. Griffiths informed the Board of Directors that he will retire from his position as Chief Executive Officer of Lumber Liquidators Holdings, Inc. (the “Company”) effective January 1, 2012 and that, in accordance with the Company’s Corporate Governance Guidelines, he will retire from the Board of Directors of the Company at the same time.

On November 28, 2011, the Board of Directors elected Robert M. Lynch, the Company’s current President and Chief Operating Officer, as the Company’s President and Chief Executive Officer effective January 1, 2012 and as a member of the Company’s Board of Directors in order to fill the vacancy created upon Mr. Griffiths’ January 1, 2012 retirement.

Mr. Lynch, 45, has served as the Company’s President and Chief Operating Officer since January 2011. From 2004 to 2010, Mr. Lynch served as President and Chief Executive Officer of Orchard Supply Hardware, a member of the Sears Holdings Corporation family of companies, where he directed all major functional areas. Previously, Mr. Lynch worked at The Home Depot, Inc., from 1998 to 2004, in various store operations and business development positions. Mr. Lynch has also held positions at Accenture Consulting and at Ernst & Young in the National Consumer Products & Retail Consulting Practice. Mr. Lynch began his career with Wal-Mart Stores, Inc. Mr. Lynch holds an MBA from The Amos Tuck School of Business Administration at Dartmouth College and a B.S. in Psychology with an emphasis on Human Resource Management from Brigham Young University.

In order to assist with transitional matters, Mr. Griffiths will continue to serve as an employee of the Company pursuant to his existing executive employment agreement through March 18, 2012, the end of the term of his agreement.

A press release announcing the executive leadership transition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMBER LIQUIDATORS HOLDINGS, INC.
(Registrant)

Date: November 28, 2011	By:	/s/ E. Livingston B. Haskell
E. Livingston B. Haskell
Secretary and General Corporate Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 28, 2011.